SNODGRASS

CERTIFIED PUBLIC ACCOUNTANTS

AND CONSULTANTS

January 13, 2009

Board of Directors

GCF Bank

381 Egg Harbor Road

Sewell, NJ 08080-9219

Dear Members:

You have requested our opinion regarding certain New Jersey tax consequences of the Plan of Conversion and Reorganization of Gateway Community Financial, MHC and Plans of Merger between Gateway Community Financial, MHC, Gateway Community Financial Corp., and GCF Bank.

We have examined such corporate records, certificates, and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Further, the capitalized terms which are used in this opinion and are not expressly defined herein shall have the meaning ascribed to them in the Plan of Conversion and Reorganization (the “Plan”) adopted on October 27, 2008, and subsequently amended, by Gateway Community Financial, MHC (the “MHC”), Gateway Community Financial, Corp. (the “Corp”), and GCF Bank (the “Bank”).

Pursuant to a Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company dated April 30, 2001, the Bank converted to the mutual holding company form of organization in December 2001 with no stock offering. Pursuant to the Mutual Holding Company Plan of Reorganization, the Bank became a Federal stock savings bank, which has all of its stock owned by the Corp, a federal stock holding company, which has all of its stock owned by the MHC, a federal mutual holding company. Pursuant to the Plan, the Bank has formed a new New Jersey chartered stockholding company, GCF Bancorp, Inc. (the “Holding Company”) which will issue shares of common stock. Also pursuant to the Plan, the Corp and the MHC will, after a series of transactions, merge with the Bank, with the Bank as the survivor of the mergers.

The proposed transaction and its federal income tax consequences are described in an opinion letter dated January 13, 2009, from Malizia Spidi & Fisch, PC (the “federal Opinion Letter”) stating that:

1.

The transactions included in the Plan qualify as statutory mergers, and each merger required by the Plan qualifies as a reorganization within the meaning of the Code Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

S.R. Snodgrass, A.C. o 2100 Corporate Drive, Suite 400 o Wexford, Pennsylvania 15090-7647

o Phone (724) 934-0344 o Facsimile (724) 934-0345

Board of Directors

January 13, 2009

2.

The conversion of the MHC from mutual form to Interim Bank No. 1 will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Interim Bank No. 1 or the MHC by reason of such conversion.

3.

The conversion of the Corp to Interim Bank No. 2 will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Interim Bank No. 2 or the Corp by reason of such conversion.

4.	The MHC will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank’s Liquidation Interests for the benefit of Members who remain Members.

5.	No gain or loss will be recognized by the Bank upon receipt of the assets of the MHC in exchange for the transfer to the Members of the Bank Liquidation Interests.

6.	No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank No. 2 and Interim Bank No. 3 pursuant to the Conversion and Reorganization.

7.	No gain or loss will be recognized by Interim Bank No. 2 (the Corp following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization.

8.

The reorganization of the Holding Company as the holding company of the Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Bank, the Holding Company, and Interim Bank No. 3 will each be a party to a reorganization, as defined in Code Section 368(b).

9.	No gain or loss will be recognized by Interim Bank No. 3 upon the transfer of its assets to the Bank pursuant to the Conversion and Reorganization.

10.	Members will recognize no gain or loss upon receipt of Bank Liquidation Interests.

11.	No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for Holding Company Stock.

12.

It is more likely than not that the fair market value of the subscription rights to purchase Holding Company Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Holding Company Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Accounts Holders, and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Holding Company Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section

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January 13, 2009

356(a)). Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

The facts, assumptions, and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

SUPPLEMENTAL REPRESENTATIONS

In addition to the facts, assumptions, and representations set forth in the Federal Opinion Letter, you have provided the following additional representations concerning the Offering:

The MHC, the Corp, and the Bank are subject to and have been filing returns and paying tax under the New Jersey Corporation Business Tax Reform Act, N.J.S. C54:10A-2, et seq. (the “CBT”).

OPINION

Based solely on the facts, assumptions, and representations set forth in the Federal Opinion Letter and the foregoing supplemental representations and assuming the initial stock issuance occurs in accordance with the Plan, it is our opinion that:

To the extent that consummation of the Plan will not result in the recognition of gain or loss by the MHC, Corp, Bank, and the Holding Company, and will otherwise qualify as “tax free” under the Internal Revenue Code, as more fully described in the Federal Opinion Letter, consummation of the Plan will not result in any additional tax liabilities under the CBT.

Except for certain state adjustments under the CBT that are not impacted by consummation of the Plan, the CBT is imposed on a taxpayer’s net income, which is deemed to be federal taxable income before net operating loss deduction and special deductions, N.J.S.C54:10A-4. Accordingly, since the CBT is based on federal taxable income, the nonrecognition events, carryovers, and tax-free exchanges under federal income tax law resulting from the Plan, all, as more fully described in the Federal Opinion Letter, will be afforded the same treatment for purposes of the CBT.

*****

Since this letter is provided in advance of the closing of the transactions contemplated by the Plan, we have assumed that such transactions will be consummated in accordance with the Plan, as well as the information and representations referred to herein. Any change in the Plan could cause us to modify the opinions expressed herein.

The opinions expressed herein are based solely on current New Jersey tax law, including applicable regulations thereunder, and current judicial and administrative authority. Any future amendments to the tax statutes cited herein or applicable regulations, or new judicial

Board of Directors

January 13, 2009

decisions or administrative interpretations, many of which could be retroactive in effect, could cause us to modify the opinions expressed herein.

We express no opinion with respect to the tax treatment of the Plan under the Code or any other law of the State of New Jersey not specifically addressed herein or the law of any other state or locality, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Plan which are not specifically covered by the items set forth in this opining letter.

This opinion is given solely for the benefit of the parties to the Plan, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and other investors who purchase shares pursuant to the Plan and may not be (a) relied upon by any other party or entity or (b) referred to in any document without our express written consent.

We hereby consent to the filing, in connection with the Plan, of this opinion letter as an exhibit to (a) the Form AC filed by the Bank with the OTS and (b) the Registration Statement on Form S-1 filed by the Holding Company with the Securities and Exchange Commission, and to the reference thereto in the prospectus included in the registration statement on Form S-1 related to this opinion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C.

Wexford, PA 15090

January 13, 2009